Exhibit 99.1

European Wax Center, Inc. Reports Second Quarter Fiscal Year 2025 Results

Updates fiscal 2025 outlook

Second Quarter Fiscal 2025 versus 2024

•
1,059 total centers in 44 states was flat
•
System-wide sales of $257.6 million decreased 1.0%
•
Total revenue of $55.9 million decreased 6.6%
•
Same-store sales increased 0.3%
•
GAAP net income of $5.4 million decreased 9.0%
•
Adjusted Net Income of $11.8 million increased 5.6%
•
Adjusted EBITDA of $21.6 million increased 4.7%

Plano, TX, August 13, 2025- Today, European Wax Center, Inc. (NASDAQ: EWCZ), the leading franchisor and operator of out-of-home waxing services in the United States, reports financial results for the 13 and 26 weeks ended July 5, 2025.

Chris Morris, Chairman and CEO of European Wax Center, Inc., stated: “In the second quarter, we began to see encouraging early signs that our strategies are taking hold, reinforcing the stability of our core business and the resilience of the European Wax Center brand. This is a transitional year in which we are strengthening the foundation of the business through data-driven decision making, disciplined execution, and a clear focus on our three strategic priorities: driving traffic and sales growth, improving four-wall profitability for franchisees, and pursuing thoughtful, profitable expansion.”

Mr. Morris continued, “We have assembled a leadership team with the operational and development expertise to accelerate these efforts, deepen our franchisee partnerships, and work to consistently deliver exceptional guest experiences. While we recognize we are still early in this journey, recent trends in same-store sales, guest frequency, and marketing efficiency underscores our belief in the fundamentals of our model and long-term growth potential. The progress we’ve made in recent months, combined with the engagement and alignment across our system, gives us confidence that we are on the right path toward sustainable growth and a stronger brand in the years to come.”

Results for the Second Quarter of Fiscal 2025 versus Fiscal 2024

•
Franchisees opened 2 and closed 5 centers. We ended the quarter with 1,059 centers, flat year over year.
•
System-wide sales of $257.6 million decreased 1.0% from $260.2 million in the prior year period, primarily driven by a decrease in same day services and retail sales, partially offset by an increase in cash collected from wax pass sales.
•
Total revenue of $55.9 million decreased 6.6% from $59.9 million in the prior year period.
•
Same-store sales increased 0.3%.
•
Selling, general and administrative expenses (“SG&A”) of $14.5 million increased 12.4% from $12.9 million in the prior year period. SG&A as a percent of total revenue increased 430 basis points to 25.9% from 21.6% primarily driven by the decrease in revenue, an increase in payroll and benefits expense and a non-recurring gain from legal judgment proceeds received in the prior year period.
•
Interest expense, net of $6.6 million increased from $6.4 million in the prior year period.
•
Income tax expense increased to $2.1 million from $1.7 million in the prior year period. The effective tax rate increased to 27.6% from 22.5% in the prior year period, primarily due to the impact of nondeductible officer compensation in the current year.
•
Net income of $5.4 million decreased 9.0% from $5.9 million, and Adjusted Net Income of $11.8 million increased 5.6% from $11.1 million in the prior year period. Net income margin decreased 30 basis points to 9.6% from 9.9%.

•
Adjusted EBITDA of $21.6 million increased 4.7% from $20.6 million in the prior year period. Adjusted EBITDA Margin increased 420 basis points to 38.7% from 34.5%.

Year-to-Date Results through the Second Quarter of Fiscal 2025 versus Fiscal 2024

•
Franchisees opened 7 and closed 15 centers in the first half of fiscal 2025.
•
System-wide sales of $483.5 million increased 0.4% from $481.5 million in the prior year-to-date period, primarily driven by an increase in cash collected from wax pass sales, partially offset by a decrease in same day services.
•
Total revenue of $107.3 million decreased 3.9% from $4.4 million in the prior year-to-date period.
•
Same-store sales increased 0.5%.
•
Selling, general and administrative expenses (“SG&A”) of $29.8 million increased 13.2% from $26.4 million in the prior year-to-date period. SG&A as a percent of total revenue increased 420 basis points to 27.8% from 23.6% primarily driven by the decrease in revenue, an increase in payroll and benefits expense, executive severance and a non-recurring gain from legal judgment proceeds received in the prior year period.
•
Interest expense, net of $13.2 million increased from $12.7 million in the prior year-to-date period.
•
Income tax expense increased to $3.4 million from $2.9 million in the prior year-to-date period. The effective tax rate increased to 30.2% from 23.4% in the prior year-to-date period, primarily due to the impact of nondeductible officer compensation in the current year.
•
Net income of $8.0 million decreased 16.9% from $9.6 million, and Adjusted Net Income of $21.3 million increased 7.9% from $19.7 million in the prior year-to-date period. Net income margin decreased 120 basis points to 7.4% from 8.6%.
•
Adjusted EBITDA of $40.4 million increased 5.9% from $38.1 million in the prior year-to-date period. Adjusted EBITDA Margin increased 350 basis points to 37.6% from 34.1%.
•
The Company repurchased approximately 0.2 million shares of its Class A Common Stock during the period for $1.1 million, bringing cumulative repurchases under the Company’s current $50 million authorization to $41.2 million.

Balance Sheet and Cash Flow

The Company ended the second quarter with $63.9 million in cash and cash equivalents, $6.4 million in restricted cash, $388.0 million in borrowings outstanding under its senior secured notes and no outstanding borrowings under its revolving credit facility. Net cash provided by operating activities totaled $15.2 million during the quarter.

Fiscal 2025 Financial Outlook

The Company updates its previous fiscal 2025 financial outlook for the following metrics:

	Fiscal 2025 Outlook (Current)	Fiscal 2025 Outlook (Previous)
System-Wide Sales	$940 million to $950 million	$940 million to $960 million
Total Revenue	$205 million to $209 million	$210 million to $214 million
Same-Store Sales	0.0% to 1.0%	0.0% to 2.0%

The Company reiterates its previous fiscal 2025 financial outlook for the following metrics:

	Fiscal 2025 Outlook (Current)	Fiscal 2025 Outlook (Previous)
Adjusted Net Income(1)	$31 million to $33 million	$31 million to $33 million
Adjusted EBITDA	$69 million to $71 million	$69 million to $71 million

——————————————

(1) Adjusted Net Income outlook assumes an effective tax rate of approximately 23% for fiscal 2025 computed by applying our estimated blended statutory tax rate and incorporating the effect of nondeductible and other rate impacting adjustments. See Disclosure Regarding Non-GAAP Financial Measures for additional information regarding the change in definition for Adjusted Net Income.

Fiscal 2025 Net New Center Outlook

The Company continues to estimate that franchisees will open 10 to 12 new centers and close 40 to 60 centers, translating to 28 to 50 net center closings in fiscal 2025. The Company expects 15 to 16 net center closings during the third quarter. As of August 12, 2025, 0 centers have opened and 3 have closed in the third quarter.

See “Disclosure Regarding Non-GAAP Financial Measures” and the reconciliation tables that accompany this release for a discussion and reconciliation of certain non-GAAP financial measures included in this release.

Webcast and Conference Call Information

European Wax Center, Inc. will host a conference call to discuss second quarter fiscal 2025 results today, August 13, 2025, at 8:00 a.m. ET/7:00 a.m. CT. To access the conference call dial-in information, analysts should click here to register online at least 15 minutes before the start of the call. All other participants are asked to access the earnings webcast via https://investors.waxcenter.com. A replay of the webcast will be available two hours after the call and archived on the same web page for one year.

About European Wax Center, Inc.

European Wax Center, Inc. (NASDAQ: EWCZ) is the leading franchisor and operator of out-of-home waxing services in the United States. European Wax Center locations perform more than 23 million services per year, providing guests with an unparalleled, professional personal care experience administered by highly trained wax specialists within the privacy of clean, individual waxing suites. The Company continues to revolutionize the waxing industry with its innovative Comfort Wax® formulated with the highest quality ingredients to make waxing a more efficient and relatively painless experience, along with its collection of proprietary products to help enhance and extend waxing results. By leading with its values – We Care About Each Other, We Do the Right Thing, We Delight Our Guests, and We Have Fun While Being Awesome – the Company is proud to be Certified™ by Great Place to Work®. European Wax Center, Inc. was founded in 2004 and is headquartered in Plano, Texas. Its network, which includes more than 1,000 centers in 44 states, generated sales of $951 million in fiscal 2024. For more information, including how to receive your first wax free, please visit: https://waxcenter.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to European Wax Center, Inc.’s strategy, outlook and growth prospects, its operational and financial outlook for fiscal 2025, expected center openings and closures, its capital allocation strategy, including the share repurchase program and its long-term targets and algorithm, including but not limited to statements under the headings “Fiscal 2025 Financial Outlook” and “Fiscal 2025 Net New Center Outlook” and statements by European Wax Center’s chief executive officer. Words including “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “likely,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or “would,” or, in each case, the negative thereof or other variations thereon or comparable terminology are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

These forward-looking statements are based on current expectations and beliefs. These statements are neither promises nor guarantees, and involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements. Some of the key factors that could cause actual results to differ from the Company's expectations include, but are not limited to, the following risks related to its business: the operational and financial results of franchisees; the ability of its franchisees to enter new markets, select appropriate sites for new centers or open new centers; the effectiveness of the Company’s marketing and advertising programs and the active participation of franchisees in enhancing the value of its brand; the failure of its franchisees to participate in and comply with its agreements, business model and policies; the Company’s and its franchisees’ ability to attract and retain guests; the effect of social media on the Company’s reputation; the Company’s ability to compete with other industry participants and respond to market trends and changes in consumer preferences; the effect of the Company’s planned growth on its management, employees, information systems and internal controls; the Company’s ability to retain and effectively respond to a loss of key executives; recruitment efforts; a significant failure, interruptions or security breach of the Company’s computer systems or information technology; the Company and its franchisees’ ability to attract, train, and retain talented wax specialists and managers; changes in the availability or cost of labor; the Company’s ability to retain its franchisees and to maintain the quality of existing franchisees; failure of the Company’s franchisees to implement business development plans; the ability of the Company’s limited key suppliers, including international suppliers, and distribution centers to deliver their products; changes in supply costs and decreases in the Company’s product sourcing revenue, including due to the imposition of tariffs; the Company’s ability to adequately protect its intellectual property; the Company’s substantial indebtedness; the impact of paying some of the Company’s pre-IPO owners for certain tax benefits the Company may claim; changes in general economic and business conditions, including changes due to tariff policy and geopolitical tensions; the Company’s and its franchisees’ ability to comply with existing and future health, employment and other governmental regulations; complaints or litigation that may adversely affect the Company’s business and reputation; the seasonality of the Company’s business resulting in fluctuations in its results of operations; the impact of global crises on the Company’s operations and financial performance; the impact of inflation and rising interest rates on the Company’s business; the Company’s access to sources of liquidity and capital to finance its continued operations and growth strategy and the other important factors discussed under the caption “Risk Factors” under Item 1A in the Company’s Annual Report on Form 10-K for the year ended January 4, 2025 filed with the Securities and Exchange Commission (the “SEC”), as such factors may be updated from time to time in its other filings with the SEC, accessible on the SEC’s website at www.sec.gov and Investors Relations section of the Company’s website at www.waxcenter.com.

These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclosure Regarding Non-GAAP Financial Measures

In addition to the financial measures presented in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has included certain non-GAAP financial measures in this release, including Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Net Leverage Ratio. Management believes these non-GAAP financial measures are useful because they enable management, investors, and others to assess the operating performance of the Company.

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. We believe that EBITDA, which eliminates the impact of certain expenses that we do not believe reflect our underlying business performance, provides useful information to investors to assess the performance of our business.

We define Adjusted EBITDA as net income (loss) before interest, taxes, depreciation and amortization, adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, transaction costs, business transformation costs and other one-time expenses and/or gains. Business transformation costs primarily include expenses related to our business transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles.

We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.

We define Adjusted Net Income (Loss) as net income (loss) adjusted for the impact of certain additional non-cash and other items that we do not consider in our evaluation of ongoing performance of our core operations. These items include non-cash equity-based compensation expense, amortization of intangible assets, debt extinguishment costs, non-cash gains and losses on remeasurement of our tax receivable agreement liability, contractual cash interest on our tax receivable agreement liability, transaction costs, business transformation costs and other one-time expenses and/or gains. Prior to the first quarter of 2025, the Company did not include amortization of intangible assets in the calculation. However, the Company revised the definition in the first quarter of 2025 as a result of a change in the way management reviews Adjusted Net Income (Loss) in order to remove the impact of the non-cash amortization of intangible assets which management does not view as part of our core operations. Management believes excluding this enables investors to evaluate more clearly and consistently the Company's core operating performance in the same manner that management evaluates its core operating performance. The comparative period was also adjusted based on the revised definition.

We define Net Leverage Ratio as the total principal balance of our outstanding debt (“total debt”) less cash and cash equivalents, then divided by Adjusted EBITDA for the trailing twelve months.

Please refer to the reconciliations of non-GAAP financial measures to their GAAP equivalents located at the end of this release. This release includes forward-looking guidance for certain non-GAAP financial measures, including Adjusted EBITDA and Adjusted Net Income. These measures will differ from net income (loss), determined in accordance with GAAP, in ways similar to those described in the reconciliations at the end of this release. We are not able to provide, without unreasonable effort, guidance for net income (loss), determined in accordance with GAAP, or a reconciliation of guidance for Adjusted EBITDA and Adjusted Net Income (Loss) to the most directly comparable GAAP measure because the Company is not able to predict with reasonable certainty the amount or nature of all items that will be included in net income (loss).

Glossary of Terms for Our Key Business Metrics

System-Wide Sales. System-wide sales represent sales from same day services, retail sales and cash collected from wax passes for all centers in our network, including both franchisee-owned and corporate-owned centers. While we do not record franchised center sales as revenue, our royalty revenue is calculated based on a percentage of franchised center sales, which are 6.0% of sales, net of retail product sales, as defined in the franchise agreement. This measure allows us to better assess changes in our royalty revenue, our overall center performance, the health of our brand and the strength of our market position relative to competitors. Our system-wide sales growth is driven by net new center openings as well as increases in same-store sales.

Same-Store Sales. Same-store sales reflect the change in sales over a comparable 52-week period year over year from services performed and retail sales for the same-store base. We define the same-store base to include those centers open for at least 52 full weeks. If a center is closed for greater than six consecutive days, the center is deemed a closed center and is excluded from the calculation of same-store sales until it has been reopened for a continuous 52 full weeks. This measure highlights the performance of existing centers, while excluding the impact of new center openings and closures. We review same-store sales for corporate-owned centers as well as franchisee-owned centers. Same-store sales growth is driven by increases in the number of transactions and average transaction size.

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	July 5, 2025	January 4, 2025
ASSETS
Current assets:
Cash and cash equivalents	$63,891	$49,725
Restricted cash	6,439	6,469
Accounts receivable, net	8,662	7,283
Inventory, net	19,068	19,070
Prepaid expenses and other current assets	5,351	5,292
Total current assets	103,411	87,839
Property and equipment, net	8,293	2,313
Operating lease right-of-use assets	3,193	3,313
Intangible assets, net	422,493	432,160
Goodwill	39,112	39,112
Deferred income taxes	138,096	140,315
Other non-current assets	1,778	2,015
Total assets	$716,376	$707,067
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$18,455	$17,354
Long-term debt, current portion	4,000	4,000
Tax receivable agreement liability, current portion	2,809	9,353
Deferred revenue, current portion	4,128	4,149
Operating lease liabilities, current portion	1,160	1,255
Total current liabilities	30,552	36,111
Long-term debt, net	374,019	373,246
Tax receivable agreement liability, net of current portion	195,525	194,917
Deferred revenue, net of current portion	5,281	5,836
Operating lease liabilities, net of current portion	2,216	2,318
Deferred tax liability	738	738
Other long-term liabilities	2,183	2,309
Total liabilities	610,514	615,475
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.00001 par value, 100,000,000 shares authorized, none issued and outstanding as of July 5, 2025 and January 4, 2025, respectively)	—	—
Class A common stock ($0.00001 par value, 600,000,000 shares authorized, 51,991,241 and 51,713,132 shares issued and 43,360,719 and 43,323,183 shares outstanding as of July 5, 2025 and January 4, 2025, respectively)	—	—
Class B common stock ($0.00001 par value, 60,000,000 shares authorized, 11,860,546 and 12,005,172 shares issued and outstanding as of July 5, 2025 and January 4, 2025, respectively)	—	—
Treasury stock, at cost 8,630,522 and 8,389,949 shares of Class A common stock as of July 5, 2025 and January 4, 2025, respectively	(81,595)	(80,148)
Additional paid-in capital	253,045	244,611
Accumulated deficit	(94,929)	(100,416)
Total stockholders’ equity attributable to European Wax Center, Inc.	76,521	64,047
Noncontrolling interests	29,341	27,545
Total stockholders’ equity	105,862	91,592
Total liabilities and stockholders’ equity	$716,376	$707,067

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 5, 2025	July 6, 2024	July 5, 2025	July 6, 2024
REVENUE
Product sales	$30,515	$33,923	$59,386	$63,421
Royalty fees	14,278	14,465	26,706	26,901
Marketing fees	8,108	8,142	15,311	15,238
Other revenue	3,010	3,341	5,935	6,185
Total revenue	55,911	59,871	107,338	111,745
OPERATING EXPENSES
Cost of revenue	14,175	16,024	27,451	29,548
Selling, general and administrative	14,507	12,911	29,847	26,377
Advertising	8,157	11,576	15,405	20,264
Depreciation and amortization	5,003	5,079	9,984	10,174
Gain on sale of center	—	—	—	(81)
Total operating expenses	41,842	45,590	82,687	86,282
Income from operations	14,069	14,281	24,651	25,463
Interest expense, net	6,594	6,367	13,227	12,703
Other expense	22	269	20	249
Income before income taxes	7,453	7,645	11,404	12,511
Income tax expense	2,060	1,721	3,441	2,933
NET INCOME	$5,393	$5,924	$7,963	$9,578
Less: net income attributable to noncontrolling interests	1,641	1,675	2,476	2,564
NET INCOME ATTRIBUTABLE TO EUROPEAN WAX CENTER, INC.	$3,752	$4,249	$5,487	$7,014
Net income per share
Basic - Class A Common Stock	$0.09	$0.09	$0.13	$0.15
Diluted - Class A Common Stock	$0.09	$0.09	$0.13	$0.15
Weighted average shares outstanding
Basic - Class A Common Stock	43,344,441	48,176,149	43,322,260	48,365,642
Diluted - Class A Common Stock	43,344,651	48,216,643	43,382,522	48,425,028

EUROPEAN WAX CENTER, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Twenty-Six Weeks Ended
	July 5, 2025	July 6, 2024
Cash flows from operating activities:
Net income	$7,963	$9,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,984	10,174
Amortization of deferred financing costs	2,947	2,773
Provision for inventory obsolescence	—	(70)
Provision for bad debts	75	113
Deferred income taxes	3,200	2,751
Remeasurement of tax receivable agreement liability	20	249
Gain on sale of center	—	(81)
Loss on disposal of property and equipment	—	3
Equity compensation	4,943	3,323
Changes in assets and liabilities:
Accounts receivable	(1,455)	(964)
Inventory, net	2	(1,246)
Prepaid expenses and other assets	570	948
Accounts payable and accrued liabilities	887	(835)
Deferred revenue	(576)	(1,044)
Other long-term liabilities	(656)	(541)
Net cash provided by operating activities	27,904	25,131
Cash flows from investing activities:
Purchases of property and equipment	(1,363)	(215)
Cash received for sale of center	—	135
Net cash used in investing activities	(1,363)	(80)
Cash flows from financing activities:
Principal payments on long-term debt	(2,000)	(2,000)
Distributions to EWC Ventures LLC members	(2,243)	(2,515)
Repurchase of Class A common stock	(1,447)	(10,001)
Taxes on vested restricted stock units paid by withholding shares	(161)	(393)
Dividend equivalents to holders of EWC Ventures units	(10)	(725)
Payments pursuant to tax receivable agreement	(6,544)	(6,496)
Net cash used in financing activities	(12,405)	(22,130)
Net increase in cash, cash equivalents and restricted cash	14,136	2,921
Cash, cash equivalents and restricted cash, beginning of period	56,194	59,228
Cash, cash equivalents and restricted cash, end of period	$70,330	$62,149
Supplemental cash flow information:
Cash paid for interest	$10,863	$10,976
Cash paid for income taxes	$440	$444
Non-cash investing activities:
Property purchases included in accounts payable and accrued liabilities	$112	$21
Property purchases included in additional paid-in capital	$4,822	$—
Right-of-use assets obtained in exchange for operating lease obligations	$446	$592

Reconciliation of Net Income to Adjusted Net Income:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	July 5, 2025	July 6, 2024	July 5, 2025	July 6, 2024
(in thousands)
Net income	$5,393	$5,924	$7,963	$9,578
Share-based compensation(1)	2,379	1,941	4,943	3,323
Remeasurement of tax receivable agreement liability (2)	22	269	20	249
Gain on sale of center (3)	—	—	—	(81)
Gain from legal judgment proceeds (4)	—	(659)	—	(739)
Executive severance(5)	—	—	465	—
Reorganization costs (6)	55	—	215	—
Business transformation costs (7)	107	—	149	—
Tax effect of adjustments to net income (8)	(75)	(209)	(234)	(327)
Adjusted Net Income, as previously defined	$7,881	$7,266	$13,521	$12,003
Amortization of intangible assets (9)	4,834	4,834	9,667	9,667
Tax effect of adjustments to net income (8)	(942)	(954)	(1,904)	(1,938)
Adjusted Net Income	$11,773	$11,146	$21,284	$19,732

(1) Represents non-cash equity-based compensation expense.
(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the collection of cash proceeds from a legal judgment.

(5) Represents cash severance paid or payable to our former chief financial officer.

(6) Represents costs associated with the Company's return-to-office mandate.

(7) Represents costs related to our business transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles.

(8) Represents the estimated income tax impact of non-GAAP adjustments computed by applying our estimated blended statutory tax rate to our share of the identified items and incorporating the effect of nondeductible and other rate impacting adjustments.

(9) Represents the amortization of franchisee relationships and reacquired rights.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended		Trailing Twelve Months Ended
	July 5, 2025	July 6, 2024	July 5, 2025	July 6, 2024	July 5, 2025
(in thousands)
Net income	$5,393	$5,924	$7,963	$9,578	$13,066
Interest expense, net	6,594	6,367	13,227	12,703	26,016
Income tax expense	2,060	1,721	3,441	2,933	2,698
Depreciation and amortization	5,003	5,079	9,984	10,174	20,090
EBITDA	$19,050	$19,091	$34,615	$35,388	$61,870
Share-based compensation(1)	2,379	1,941	4,943	3,323	6,770
Remeasurement of tax receivable agreement liability(2)	22	269	20	249	5,169
Gain on sale of center(3)	—	—	—	(81)	—
Gain from legal judgment proceeds(4)	—	(659)	—	(739)	15
Executive severance(5)	—	—	465	—	2,013
Reorganization costs(6)	55	—	215	—	845
Business transformation costs(7)	107	—	149	—	149
Terminated debt offering costs(8)	—	—	—	—	941
Adjusted EBITDA	$21,613	$20,642	$40,407	$38,140	$77,772
Total revenue	$55,911	$59,871	$107,338	$111,745	$212,509
Net income margin	9.6%	9.9%	7.4%	8.6%	6.1%
Adjusted EBITDA Margin	38.7%	34.5%	37.6%	34.1%	36.6%

(1) Represents non-cash equity-based compensation expense.

(2) Represents non-cash adjustments related to the remeasurement of our tax receivable agreement liability.

(3) Represents gain on the sale of a corporate-owned center.

(4) Represents the collection of cash proceeds from a legal judgment.

(5) Represents cash severance paid or payable to our former chief financial officer.

(6) Represents costs associated with the Company's return-to-office mandate.

(7) Represents costs related to our marketing transformation and optimization efforts that do not qualify as capital expenditures under applicable accounting principles.

(8) Represents costs related to a debt offering the Company was previously evaluating and subsequently decided to terminate.

Reconciliation of Total Debt to Net Leverage Ratio:

	Trailing Twelve Months
	July 5, 2025
(in thousands)
Total debt	$388,000
Less: Cash and cash equivalents	(63,891)
Net Debt	$324,109
Adjusted EBITDA	77,772
Net Leverage Ratio	4.2	x

Investor Contact

Edelman Smithfield for European Wax Center, Inc.

EWCIR@edelman.com

Media Contact

Zeno Group

Sophia Tortorella

sophia.tortorella@zenogroup.com

312-752-6851